Exhibit 5.1

June 2, 2022

Orion Group Holdings, Inc.

12000 Aerospace Avenue

Suite 300

Houston, Texas 77034

Ladies and Gentlemen:

We have acted as counsel to Orion Group Holdings, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Company’s Post-Effective Amendment No. 1 to the registration statements on Form S-8 (No. 333-218222 and No. 333-174814) (together, the “Registration Statement”) filed with the Securities and Exchange Commission with respect to registration under the Securities Act of 1933, as amended, of up to an aggregate 5,400,000 shares of common stock of the Company, $0.01 par value per share (the “Common Stock”), that become available for issuance under the Orion Group Holdings, Inc. 2022 Long-Term Incentive Plan (the “2022 Plan”) as awards under the Orion Group Holdings, Inc. 2017 Long-Term Incentive Plan and the Orion Marine Group, Inc. 2011 Long Term Incentive Plan (together, the “Prior Plans”) expire or are cancelled, forfeited, exchanged, settled in cash or otherwise terminated or which remain available for issuance under the Prior Plans (such shares of Common Stock, the “Carryover Shares”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

We have examined instruments, documents, and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates we have reviewed.

Based upon the foregoing, we are of the opinion that the Carryover Shares to be issued by the Company pursuant to the 2022 Plan after the filing of this Registration Statement, are validly authorized shares of Common Stock and, when issued in accordance with the terms described in the 2022 Plan, will be legally issued, fully paid, and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever it appears in the Registration Statement. In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

/s/ JONES WALKER LLP

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